Exhibit 5

                        January 15, 1997

Mark Twain Bancshares, Inc.
8820 Ladue Road
St. Louis, Missouri 63124

    Re:  Registration Statement on Form S-3 Relating to 67,167
         Shares of Common Stock, Par Value $1.25 Per Share

Ladies and Gentlemen:

     We have acted as counsel for Mark Twain Bancshares, Inc., a Missouri corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act") for the registration of 67,167 shares of Common Stock, par value $1.25 per share (the "Shares"), of the Company, to be offered for resale by certain shareholders of the Company on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

     In connection with the proposed registration, we have examined corporate records of the Company and such other documents and materials as we have considered relevant to the matters set forth below, and we have made such investigation of matters of law and fact as we have considered appropriate. Based on the foregoing, we are of the opinion that:

     1. The Company is validly existing and in good standing under the laws of the State of Missouri.

     2. The Shares have been duly and validly authorized and issued, and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Legal Matters."

                                   Sincerely,


                                   The Stolar Partnership

                                   By:  JOHN A. NIEMOELLER
                                        John A. Niemoeller